China Automotive Systems Plans to Report 2011 First Quarter Results and Regain NASDAQ Compliance Before the End of July

HUBEI PROVINCE, China, July 6, 2011 - China Automotive Systems, Inc. (Nasdaq: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced that the NASDAQ Stock Market ("Nasdaq") has notified the Company that it has until July 29, 2011 to file its Form 10-Q for the period ended March 31, 2011.  This notification from NASDAQ has no effect on the listing or trading of CAAS's shares on the NASDAQ Stock Market.

The Company previously announced that it was reviewing the complex accounting treatment of the Company's convertible notes issued on February 15, 2008. CAAS has recently filed its annual report on Form 10-K for the fiscal year ended December 31, 2010, amended quarterly reports on Forms 10-Q/A for the quarters ended March 31, June 30 and September 30, 2010, and its amended annual report on Form 10-K/A for the year ended December 31, 2009.

CAAS believes that it will be able to file its Form 10-Q for the quarter ended March 31, 2011 by July 29th. With the completion of this expected quarterly filing, CAAS will be in full compliance for continued listing requirements under NASDAQ Listing Rule 5250(c)(1), which requires the timely filing of SEC periodic reports.

About China Automotive Systems, Inc.
Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 3.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd., Chery Automobile Co., Ltd. and Chrysler North America outside of North America. For more information, please visit: http://www.caasauto.com.

Forward Looking Statements
This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on June 28, 2011, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems, Inc.
Email: jieli@chl.com.cn
Kevin Theiss
Investor Relations
Grayling
Tel: +1-646-284-9409
Email: kevin.theiss@grayling.com